UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report(Date of earliest event reported): May 18, 2006
INTERWOVEN, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	000-27389	77-0523543

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

803 11th Avenue, Sunnyvale, CA	94089

(Address of principal executive offices)	(Zip Code)
(408) 774-2000
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.4225)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-3-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On May 18, 2006, the Compensation Committee of the Board of Directors of Interwoven, Inc. (the “Company”) approved the 2006 compensation plan for Scipio M. Carnecchia, Interim President and Senior Vice President of Worldwide Sales, and additional pay for his service as Interim President. The plan provides that his 2006 base salary is $200,000 and his 2006 on-target incentive pay is $275,000. Also, commencing April 1, 2006, he will earn an additional $30,000 per quarter for each quarter in which he serves as Interim President. The amount of incentive pay that Mr. Carnecchia may be paid consists of commissions for software license bookings and professional services revenue. Those commissions are earned and paid quarterly upon attainment of quarterly goals for software license bookings and professional services revenue, and quarterly goals for that revenue less the cost of the sales organization to attain that revenue.
On May 19, 2006, in connection with the foregoing, Mr. Carnecchia was granted an option to purchase 100,000 shares of common stock under the Company’s 1999 Equity Incentive Plan at an exercise price of $9.24 per share, of which options to purchase 50,000 shares will vest on March 31, 2007 and the remainder will vest on March 31, 2008. Half of the number of any unvested shares subject to these options will immediately vest in connection with a change in control of the Company that involves the termination of Mr. Carnecchia’s employment without cause.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 5.02.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERWOVEN, INC.
Date: May 23, 2006	By:	/s/ John E. Calonico, Jr.
John E. Calonico, Jr.
Senior Vice President and Chief Financial Officer